Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in an article authored by Sona Mlada, a senior analyst at Rystad Energy, titled “North American Shale Breakeven Prices: What to Expect in 2017,” published in the February 2017 issue of the Oil & Gas Financial Journal.

Rystad Energy AS

/s/ Deepti Koikara Lindal
Name:	Deepti Koikara Lindal
Title:	Senior Vice President, Business Development

March 9, 2018